FOR IMMEDIATE RELEASE

Company Contacts:	Investor Relations:
Roger Ward	Ron Both
V.P. of Marketing & Investor Relations	Managing Director
American Defense Systems, Inc.	Liolios Group, Inc.
Tel 516-390-5300, x326	Tel 949-574-3860
rward@adsiarmor.com	info@liolios.com

American Defense Systems Issues Q1 2010 Guidance and Outlines Expense Reduction Program for FY2010

HICKSVILLE, N.Y. — December 18, 2009 — American Defense Systems, Inc. (ADSI) (AMEX: EAG), a leading provider of advanced transparent and opaque armor, architectural hardening and security products for Defense and Homeland Security, expects to exceed $12 million in revenue in the first quarter of 2010 ending March 31, 2010, as compared to $9 million in the same year-ago quarter, with significant improvement in both income from operations and EBITDA. Contract backlog is expected to exceed $45 million.

The company has also implemented a cost reduction program for fiscal 2010 from which it expects to realize more than $4.5 million in annualized savings and help return the company to profitability. The program will be fully implemented by the start of the New Year, with negligible restructuring costs.

Key elements of the program include:

•	10% decrease in salaries throughout the entire organization, including senior management
•	15% reduction in Board of Directors and Board of Advisory member compensation
•	Reduction in staff by 20%, or approximately 26 employees
•	Suspension of bonus compensation program
•	25% reduction in vacation time throughout the entire organization
•	Significant reduction in government lobbyist expenses
•	Sales staff base salary reduced in favor of a more aggressive commissioned-based model
•	50% reduction in trade show expenditures
•	25% reduction in tuition reimbursement
•	Company medical plan contributions reduced by 50%
•	Full time in-house counsel hired to reduce third party legal fees

“As we discussed when reporting our Q3 2009 results, we are revisiting our approach to our practice of issuing annual guidance,” said Anthony J. Piscitelli, chairman and CEO of American Defense Systems. “This change in method is largely due to the increasing challenges we face as we pursue larger and more aggressive contracts. This became particularly evident in the last quarter, when a brief delay in a single large order acceptance meant the difference between another record performing quarter and one that disappoints, as well as one that can affect order shipments in subsequent quarters. So in 2010, we will focus on providing only quarterly guidance where we have greater visibility into the order acceptance activities of our customers.”

“We also recently talked about focusing on things we can better control, like our expenses,” continued Piscitelli, “and we have now begun to execute on a cost restructuring program designed to create greater efficiencies and substantial savings in our general and administrative costs. We have also introduced a more aggressive commission-based approach for our sales force, which we expect will stimulate contract activities. We anticipate these efforts will return us to profitability and strong cash flow as we move through the first half of the year.

“On the revenue generating side, we naturally expect to benefit from the recently announced troop surge in Afghanistan, and have a number of new major contracts in our pipeline. However, we also expect to benefit long after the troop drawdown, as we believe the demand for armored military construction vehicles will continue in order to repair significant war damage and for nation-building purposes in Afghanistan as well as in other countries, including Iraq.

“In order to diversify our revenue stream and reduce our dependence upon large military orders, we will also continue to pursue product expansion in 2010. This includes further development of our physical security product business, as well as our military equipment offerings. And we have made significant progress in addressing interests in armored construction equipment expressed by other countries, which we expect to report more on in the near future.”

About American Defense Systems, Inc.

ADSI offers advanced solutions in the design, fabrication, and installation of transparent and opaque armor, security doors, windows and curtain wall systems for use by military, law enforcement, homeland defense and corporate customers. ADSI engineers also specialize in developing innovative, functional and aesthetically pleasing security applications for the mobile and fixed infrastructure physical security industry. For more information, visit the ADSI corporate Web site at www.adsiarmor.com.

Some of the statements made by American Defense Systems, Inc. (“ADSI”) in this press release, including, without limitation, statements regarding ADSI’s revenue guidance and anticipated future growth and expense reductions, are forward-looking in nature. ADSI intends that any forward-looking statements shall be covered by the safe harbor provisions for such statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “predicts,” “potential,” “continues,” “projects” and similar expressions are forward-looking statements. ADSI cautions you that forward-looking statements are not guarantees of performance. ADSI undertakes no obligation and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements involve known and unknown risks and uncertainties that may cause ADSI’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. ADSI believes that these risks include, but are not limited to: ADSI’s reliance on the U.S. government for a substantial amount of its sales and growth; decreases in U.S. government defense spending; ADSI’s ability to contract further with the U.S. Department of Defense; ADSI’s ability to comply with complex procurement laws and regulations; competition and other risks associated with the U.S. government bidding process; changes in the U.S. government’s procurement practices; ADSI’s ability to obtain and maintain required security clearances; ADSI’s ability to realize the full amount of revenues reflected in its backlog; ADSI’s ability to finance the redemption of ADSI’s series A convertible preferred stock in accordance with the terms of such stock and ADSI’s settlement agreement with the holders of stock; ADSI’s reliance on certain suppliers; and intense competition and other risks associated with the defense industry in general and the security-related defense sector in particular.

Additional information concerning these and other important risk factors can be found under the heading “Risk Factors” in ADSI’s filings with the Securities and Exchange Commission, including, without limitation, its most recent annual report on Form 10-K and quarterly report on Form 10-Q. Statements in this press release should be evaluated in light of these important factors.